Exhibit (g)(1)

CUSTODIAN AGREEMENT

THIS CUSTODIAN AGREEMENT (“Agreement”), dated as of February 22, 2008, between POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST, a management investment company organized under the laws of the Commonwealth of Massachusetts and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”) on behalf of itself and its wholly-owned subsidiary in Mauritius, POWERSHARES MAURITIUS (collectively, the “Fund”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”),

W I T N E S S E T H:

WHEREAS, the Fund wishes to retain BBH&Co. to act as custodian for the Fund and to provide related services, all as described herein, and BBH&Co. is willing to provide such services, subject to the terms and conditions herein set forth;

WHEREAS, the Securities and Exchange Commission has promulgated amendments to Rule 17f-5 and adopted Rule 17f-7 under the 1940 Act that establish rules regarding the custody of investment company assets held outside the United States; and

WHEREAS, BBH&Co. is willing to provide services in connection with such Rules in accordance with the terms of this Custodian Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Fund and BBH&Co. hereby agree as follows:

1.                                      Appointment of Custodian.  The Fund hereby appoints BBH&Co. as the Fund’s Custodian, and BBH&Co. hereby accepts such appointment.  All Investments of the Fund delivered to the Custodian or its agents or Subcustodians shall be dealt with as provided in this Agreement.  The duties of the Custodian with respect to the Fund’s Investments shall be only as set forth expressly in this Agreement.

2.                                      Representations, Warranties and Covenants of the Fund.  The Fund hereby represents, warrants and covenants each of the following:

2.1                               This Agreement has been, and at the time of delivery of each Instruction such Instruction will have been, duly authorized, executed and delivered by the Fund.  Neither this Agreement nor any Instruction issued hereunder violates any Applicable Law or conflicts with or constitutes a default under the Fund’s prospectus, Declaration of Trust, or other constitutive document or any agreement, judgment, order or decree to which the Fund is a party or by which it or its Investments is bound.

2.2                               The execution, delivery and performance by the Fund of this Agreement will not contribute to or result in a breach of or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, or violate any provision of the Fund’s   Declaration of Trust or other organizational documents, by-laws, Prospectus or Statement of additional information, or any amendment thereof.

2.3                               The Fund shall safeguard and shall be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides it. In furtherance and not limitation of the foregoing, in the event the Fund utilizes any on-line service offered by the Custodian, the Fund and the Custodian shall be fully responsible for the security of each party’s connecting terminal, access thereto and the proper and authorized use thereof and the initiation and application of continuing effective safeguards in respect thereof.  Additionally, if the Fund uses any on-line or similar communications service made available by the Custodian, the Fund shall be responsible for ensuring the security of its access to the service and for the use of the service, and shall only attempt to access the service and the Custodian’s computer systems as directed by the Custodian.  If the Custodian provides any computer software to the Fund relating to the services described in this Agreement, the Fund will only use the software for the purposes for which the Custodian provided the software to the Fund, and will abide by the license agreement accompanying the software and any other security policies which the Custodian provides to the Fund.

3.                                      Representation and Warranty of BBH&Co.  BBH&Co. hereby represents and warrants that BBH & Co. is duly organized under the laws of its jurisdiction of organization and qualifies to act as a custodian to the Fund under the provisions of the 1940 Act and that this Agreement has been duly authorized, executed and delivered by BBH&Co. and the Agreement and performance hereunder do not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.’s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound.  BBH&Co. also warrants that it will comply with all applicable laws and regulations in performance of its duties under this Agreement.

4.                                      Instructions.  Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions.  As used herein, the term “Instruction” shall mean a directive initiated by the Fund, acting directly or through its board of trustees, officers or other Authorized Person, which directive shall conform to the requirements of this Section 4.

4.1                               Authorized Persons.  For purposes hereof, an “Authorized Person” shall be a person or entity authorized to give Instructions to the Custodian by written notices or otherwise for or on behalf of the Fund in accordance with any procedures delivered to the Custodian.  The Custodian may treat any Authorized Person as having the full authority of the Fund to issue Instructions hereunder unless the certificate of authorization contains explicit limitations as to said authority.  The Custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the Fund to the contrary.

4.2                               Form of Instruction.  Each Instruction shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to the Fund from time to time unless the Fund shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.

4.2.1                     Fund Designated Secured-Transmission Method.  Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Fund or by an

Authorized Person entitled to give Instructions and acknowledged and accepted by the Custodian, it being understood that such acknowledgment shall authorize the Custodian to receive and process such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means utilized by the Authorized Person.

4.2.2                     Written Instructions.  Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

4.2.3                     Other Forms of Instruction.  Instructions may also be transmitted by another means determined by the Fund or Authorized Persons and acknowledged and accepted by the Custodian (subject to the same limits as to acknowledgements as are contained in SubSection 4.2.1, above) including Instructions given orally or by SWIFT, telex or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or any other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction, but the Authorized Person shall be responsible for determining that the particular means chosen is reasonable under the circumstances.  Telephonic or other oral instructions or instructions provided by telefax transmission shall be considered Instructions if the Custodial reasonably believes them to have been given by an Authorized Person. If the Custodian believes that the means chosen are unreasonable, it shall promptly notify an Authorized Person. If the Custodian determines that a telefax Instruction is illegible, the Custodian shall promptly contact an Authorized Person and request a legible telefax Instruction.  The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions. In the event that a Funds Transfer Services Agreement is executed between the Fund or an Authorized Person and the Custodian, such an agreement shall each comprise a designation of form of a means of delivering Instructions for purposes of this Section 4.2.

4.3                               Completeness and Contents of Instructions.  The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions.  Particularly, upon any acquisition or disposition or other dealing in the Fund’s Investments and upon any delivery and transfer of any Investment or moneys, the person initiating the Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:

4.3.1                     The transaction date and the date and location of settlement;

4.3.2                     The specification of the type of transaction;

4.3.3                     A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information.  Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in the Instruction, particularly with respect to Investment description; and

4.3.4                     The name of the broker or similar entity concerned with execution of the transaction.

If the Custodian shall reasonably determine that an Instruction, including a telefax instruction, is either unclear or incomplete, the Custodian shall give prompt notice of such determination to the Fund, and the Fund shall thereupon amend or otherwise reform the Instruction.  In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction. If the Custodian is aware of such an inconsistency in an Instruction, it shall give prompt notice of such inconsistency to an Authorized Person.

4.4                               Timeliness of Instructions.  In giving an Instruction, the Fund shall take into consideration delays which may occur due to the involvement of a Subcustodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer.  When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction and the Custodian has notified the Fund of such timing requirements and deadlines, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such Instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Fund.

5.                                      Safekeeping of Fund Assets.  The Custodian shall hold Investments and cash delivered to it or Subcustodians for the Fund in accordance with the provisions of this Section.  The Custodian shall keep safely all cash and Investments of the Fund delivered to the Custodian during the term of this Agreement. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Subcustodians; or, (b) pre-existing faults or defects in Investments that are delivered to the Custodian or its Subcustodians. The Custodian or Subcustodian shall give prompt notice to the Fund of any pre-existing faults or defects that it is aware of.  The Custodian is hereby authorized to hold with itself or a Subcustodian, and to record in one or more accounts, all Investments delivered to the Custodian, any Subcustodian or their respective agents pursuant to an Instruction or in consequence of any corporate action.  Each such account is a “Securities Account” (as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”).  The Custodian shall hold Investments for the account of the Fund and shall segregate Investments from assets belonging to the Custodian and shall cause its Subcustodians to segregate Investments from assets belonging to the Subcustodian in an account held for the Fund or in an account maintained by the Subcustodian generally only for non-proprietary assets of the Custodian. Custodian shall identify on its books and records the Investments and cash belonging to the Fund whether held directly or indirectly through Subcustodians or their agents. The parties acknowledge that the Custodian and Subcustodians each are acting under this Agreement as a “Securities Intermediary” (as such term is used and defined in the UCC).  For the purposes of this Agreement, the parties hereto acknowledge and agree that (i) any Investment held by the Custodian or any Subcustodian shall constitute a “Financial Asset” (as such term is used and defined in the UCC), (ii) the Fund may at any time issue one or more “Entitlement Orders” (as such term is used and defined in the UCC) with respect to the Fund’s Investments, (iii) upon the Custodian’s or Subcustodian’s receipt of an Investment for the benefit of the Fund, the Custodian or Subcustodian, as the case may be, shall credit to the Fund a “Security Entitlement” (as such term is used and defined in the UCC), and (iv) the Fund shall have a Security Entitlement with respect to all Investments held by the Custodian or Subcustodian.

5.1                               Use of Securities Depositories.  The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Subcustodians appointed by the Custodian.  Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (b) in an account for the Fund or in bulk segregation in an account maintained only for the non-proprietary assets of the entity holding such Investments in the Depository.  If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Subcustodian or other agent shall as appropriate segregate such Investments for benefit of the Fund or for the benefit of clients of the Custodian generally on its own books and records.

With respect to each Securities Depository, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Investments deposited or held in such Depository, and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of such Securities Depository.

5.2                               Certificated Assets.  Investments which are certificated may be held in registered or bearer form: (a) in the Custodian’s vault; (b) in the vault of a Subcustodian or agent of the Custodian or a Subcustodian; or (c) in an account maintained by the Custodian, Subcustodian or agent at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held.

5.3                               Registered Assets.  Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the Fund or a nominee for any of the foregoing, and may be held in any manner set forth in Section 5.2 above with or without any identification of fiduciary capacity in such registration.

5.4                               Book Entry Assets.  Investments which are represented by book-entry may be so held in an account maintained by the Book-Entry Agent on behalf of the Custodian, a Subcustodian or another agent of the Custodian, or a Securities Depository.

5.5                               Replacement of Lost Investments.  In the event of a loss of Investments for which loss the Custodian is responsible under the terms of this Agreement, the Custodian shall promptly replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the Fund the fair market value of such Investment based on the greater of the last available price as of the close of business in the relevant market or the price at which the Investment is fair valued according to the Fund’s approved procedures on the date that a claim was first made to the Custodian with respect to such loss.

6.                                      Administrative Duties of the Custodian.  The Custodian shall perform the following administrative duties with respect to Investments of the Fund.

6.1                               Purchase of Investments.  Pursuant to Instruction, Investments purchased for the account of the Fund shall be paid for (a) against delivery thereof to the Custodian or a Subcustodian, as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.2                               Sale of Investments.  Pursuant to Instruction, Investments sold for the account of the Fund shall be delivered (a) against payment therefor in cash, by certified check or by bank wire transfer, (b) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.3                               Delivery and Receipt in Connection with Borrowings of the Fund or other Collateral and Margin Requirements.  Pursuant to Instruction, the Custodian may deliver Investments or cash of the Fund in connection with borrowings and other collateral and margin requirements.

6.4                               Futures and Options.  If, pursuant to an Instruction, the Custodian shall become a party to an agreement with the Fund and a futures commission merchant regarding margin (“Tri-Party

Agreement”), the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the purchase or sale by the Fund of exchange-traded futures contracts and commodity options, (b) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (“Margin Account”), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Fund shall have designated as initial, maintenance or variation “margin” deposits or other collateral intended to secure the Fund’s performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of such Agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements in accordance with Rule 17f-6 under the 1940 Act.  The Custodian shall not be responsible for but shall give prompt notice to the Fund in the event it becomes aware of the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts and commodity options unless any losses damages or expenses were caused by or resulted from the Custodian’s willful malfeasances, bad faith or negligence.

6.5                               Contractual Obligations and Similar Investments.  From time to time, the Fund’s Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by book-entry agent, registrar or similar agent for recording ownership interests in the relevant Investment.  If the Fund shall at any time acquire such Investments, including without limitation deposits, deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Fund’s account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction.  The Custodian shall have no responsibility for agreements running to the Fund as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with an Instruction, to include such arrangements in reports made to the Fund.

6.6                               Exchange of Securities.  Pursuant to Instruction, the Custodian shall:  (a) exchange securities held for the account of the Fund for other securities in connection with any reorganization, recapitalization, conversion, stock split, change of par value of shares or similar event, and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

6.7                               Surrender of Securities.  Pursuant to Instruction, the Custodian may surrender securities: (a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section 5.3; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

6.8                               Rights, Warrants, Etc. Pursuant to Instruction, the Custodian shall:  (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of the issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deposit securities in response to any invitation for the tender thereof.

6.9                               Mandatory Corporate Actions.  Unless otherwise directed by Instruction, the Custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership affecting securities held on the Fund’s account and promptly notify the Fund of such action, and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

6.10                        Income Collection.  Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to the Fund with respect to Investments and promptly credit the amount collected to a Principal or Agency Account; provided, however, that the Custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default, or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians.  The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Fund with respect to Investments.

6.11                        Corporate Action Information.  In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Custodian shall promptly provide to the Company such material information pertaining to a corporate action which the Custodian actually receives; provided that the Custodian shall not be responsible for the completeness or accuracy of such information as long as the Custodian has shown due diligence in attempting to receive complete and accurate information.  Information relative to any pending corporate action made available to the Company via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Custodian.  Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may, when the Custodian deems collection unlikely, be reversed by the Custodian. The Custodian shall notify the Fund at least 48 hours prior to any such reversal.

6.12                        Proxy Materials.  The Custodian shall deliver, or cause to be delivered promptly, to the Fund proxy forms, notices of meeting, and any other notices or announcements affecting or relating to Investments received by the Custodian, Subcustodian or their respective agents or any nominee.  Upon receipt of Instructions, the Custodian, Subcustodian or their respective agents shall execute and deliver such proxies or authorizations as may be required. Information relative to any pending corporate action   made available to the Company via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Custodian.

6.13                        Ownership Certificates and Disclosure of the Fund’s Interest.  The Custodian is hereby authorized to execute on behalf of the Fund ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Fund with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

6.14                        Tax Reclaim Service.  The Custodian will apply for a reduction of withholding tax and any refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Investments for the benefit of the Fund which the Custodian believes may be available to such Fund.  Where such reports are available, the Custodian shall periodically report to the Fund concerning the making of applications for a reduction of withholding tax and refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Investments for the benefit of the Fund.  The provision of tax reclaim services by the Custodian is conditional upon the Custodian receiving from the Fund or, where required, the beneficial owner of Investments (a) a declaration of its identity and place of residence and (b) certain other documentation (pro forma copies of which are available from the Custodian).  The Custodian shall use reasonable means to advise the Fund of the declarations, documentation and information which the Fund is to provide to the Custodian in order for the Custodian to provide the tax reclaim services described herein.  The Fund shall provide to the Custodian such documentation and information as it may require in connection with taxation, and warrants that, when given, this information shall be true and correct in every respect, not misleading in any way, and contain all material information.  The Fund undertakes to notify the Custodian immediately if any such information requires updating or amendment.  The Custodian shall perform tax reclaim services only with respect to taxation by the revenue authorities of the countries notified to the Fund.  The Fund confirms that the Custodian is authorized to deduct from any cash received or credited to an account any taxes or levies required by any revenue or governmental authority for whatever reasons in respect of the accounts.  The Custodian and the Fund shall promptly notify the other regarding any change in the

Fund’s tax status with respect to withholding taxes of which it becomes aware.  It is acknowledged that the Custodian does not offer tax advice and that the Fund should consult with its tax adviser as to tax matters.  The Custodian shall, where applicable, assist the Fund in the reclamation of taxes withheld on dividends and interest payments received by the Fund.  In the performance of its duties with respect to tax withholding and reclamation, the Custodian shall be entitled to rely on the written advice of Fund counsel and upon information and advice regarding the Fund’s tax status that is received from or on behalf of the Fund without duty of separate inquiry.

6.15                        Other Dealings.  The Custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.

6.16                        Nondiscretionary Details and Minor Expenses.  The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction., and may make payments to itself or others for minor expenses (of less than US$100 per instance) of administering Investments under this Agreement, provided that the Custodian shall provide an accounting to the Fund with respect to such expenses.

6.17                        Use of Agents.  The Custodian may at any time in its discretion appoint (and may at any time remove) agents (other than Subcustodians) to carry out some or all of the administrative provisions of this Agreement (“Agents”), provided, however, that the appointment of an agent shall not relieve the Custodian of its administrative obligations under this Agreement.  The parties acknowledge and agree that International Financial Services Limited is not an Agent of the Custodian.

7.                                      Cash Accounts, Deposits and Money Movements.  Subject to the terms and conditions set forth in this Section 7, the Fund hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Fund maintains Investments or in such other currencies as the Fund shall from time to time request by Instruction.

7.1                               Types of Cash Accounts.  Cash accounts opened on the books of the Custodian (“Principal Accounts”) shall be opened in the name of the Fund.  Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9.  Cash accounts opened on the books of a Subcustodian may be opened in the name of the Fund or the Custodian or in the name of the Custodian for its customers generally (“Agency Accounts”). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the Fund.  Accordingly, the Custodian shall be responsible for exercising reasonable care in the administration of such accounts, but shall not be liable for their repayment in the event the Subcustodian, by reason of its bankruptcy, insolvency or sovereign risk/force majeure, fails to make repayment.

7.1.1                     Administrative Accounts.  In connection with the services provided hereunder, the Custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of the Fund and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of the Fund (each an “Account”).  Each such Account shall be subject to the terms and conditions of this Agreement and the Fund shall be liable for the satisfaction of its own obligations in connection with each Account.

7.2                               Payments and Credits with Respect to the Cash Accounts.  The Custodian shall make payments from or deposits to any of the cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to the Fund’s Investments, and otherwise in accordance with Instructions.  The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit.  Any credit made to any Principal or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected. The Custodian shall provide the Fund with at least 48 hours notice prior to any such reversal. Unless otherwise specifically agreed in writing by the Custodian or any Subcustodian, all deposits shall be payable only at the branch of the Custodian or Subcustodian where the deposit is made or carried.

7.3                               Currency and Related Risks.  The Fund bears the risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction.  The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event.  The Custodian shall notify the Fund in the event it is aware that the Fund is entering into a transaction that is, to its knowledge, illegal under local law. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances.  All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the Fund shall be for the account of the Fund unless such taxes, costs, charges or fees resulted from the willful malfeasance, bad faith or negligence of the Custodian or Subcustodian or an error by the Custodian or Subcustodian.

7.4                               Foreign Exchange Transactions.  The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Fund with such currency brokers or banking institutions, including Subcustodians, as the Fund may direct pursuant to Instructions.  The Custodian may act as principal in any foreign exchange transaction with the Fund in accordance with Section 7.4.2 of this Agreement.  The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

7.4.1                     Third Party Foreign Exchange Transactions. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Fund on the same basis it performs duties as agent for the Fund with respect to any other of the Fund’s Investments. Accordingly the Custodian shall only be responsible for delivering or receiving currency on behalf of the Fund in respect of such contracts pursuant to Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Subcustodian) in such agency transaction to perform its obligations thereunder unless (a) such counterparty is a parent, subsidiary or otherwise affiliate with the Custodian or (b) the Custodian’s negligence, bad faith or willful misconduct was the direct cause of the counterparty failing to perform its obligations or (c) a transaction or other matter between the Custodian and the counterparty unrelated to the Fund was the cause of the counterparty’s failure to perform. Under (a), (b) or (c) the Custodian shall be liable. The Custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of cash in the form of Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, and (c) shall hold confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping.  The Fund accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Fund shall be responsible for any and all costs and interest charges which may be incurred by the Fund or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

7.4.2                     Foreign Exchange with the Custodian as Principal.  The Custodian shall be responsible for any failure or delay of third parties to deliver foreign exchange when either of those parties is a parent or subsidiary. The Custodian, as principal, may undertake foreign exchange transactions with the Fund as the Custodian and the Fund may agree from time to time.  In such event, the foreign exchange transaction will be performed in accordance with the particular agreement of the parties, or in the event a principal foreign exchange transaction is initiated by Instruction in the absence of specific agreement, such transaction will be performed in accordance with the usual commercial terms of the Custodian.  In the event that the Fund defaults on the settlement of any such foreign exchange transaction with the Custodian, the Fund shall be liable for contracted currency of the transaction together with any mark to market exposure associated with the replacement purchase of the contracted currency undertaken with the Custodian.

7.5                               Delays.  If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence, bad faith or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Fund:  (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out Instructions to transfer cash which are not due to the Custodian’s own negligence, bad faith or willful misconduct. The Custodian shall make reasonable attempts where possible to mitigate any such delays.

7.6                               Advances.  If, for any reason in connection with this Agreement the Custodian or any Subcustodian makes an Advance to facilitate settlement or otherwise for the benefit of the Fund (whether or not any Principal or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Fund hereby does:

7.6.1                     acknowledge that the Fund shall have no right, title or interest in or to any Investments purchased with such Advance or proceeds of such Investments, and that any credit to an account of Fund shall be provisional, until: (a) the debit of the Principal or Agency Account by Custodian for an amount equal to Advance Costs; and/or (b) if such debit produces an overdraft in such account, reimbursement to the Custodian or Subcustodian for the amount of such overdraft;

7.6.2                     acknowledge that the Custodian has an automatically perfected statutory security interest in Investments purchased with any such Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time;

7.6.3                     in addition, in order to secure the obligations of the Fund to pay or perform any and all obligations of the Fund pursuant to this Agreement, including without limitation to repay any Advance made pursuant to this Agreement, grant to the Custodian a security interest in all Investments and proceeds thereof (as defined in the Uniform Commercial Code as currently in effect in the State of New York); and agree to take, and agree that the Custodian may take, in respect of the security interest referenced above, any further actions that the Custodian may reasonably require.

7.7                               Custodian’s Rights.  Neither the Custodian nor any Subcustodian shall be obligated to make any Advance or to allow an Advance to occur to the Fund, and in the event that the Custodian or any Subcustodian does make or allow an Advance, any such Advance and any transaction giving rise to such Advance shall be for the account and risk of the Fund and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk.  If such Advance shall have been made or allowed by a Subcustodian or any other person, the Custodian may assign all or part of its security interest referenced above and any other rights granted to the Custodian hereunder to such Subcustodian or other person.  If the Fund shall fail to repay the Advance Costs when due, the Custodian or its assignee, as the case may be, shall be entitled to a portion of the available cash balance in any Agency or Principal Account equal to such Advance Costs, and the Fund authorizes the Custodian, on behalf of the Fund, to pay an amount equal to such Advance Costs irrevocably to such Subcustodian or other person, and to dispose of any Investment to the extent necessary to make such payment.  Any Investments and funds credited to accounts subject to this Agreement created pursuant hereto shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.  Accordingly, the Custodian and any Subcustodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

7.8                               Integrated Account.  For purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in Dollars) shall collectively constitute a single and indivisible current account with respect to the Fund’s obligations to the Custodian or its assignee, and balances in the Principal Accounts shall be available for satisfaction of the Fund’s obligations under this Section 7.  The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.

8.                                      Subcustodians and Securities Depositories.  Subject to the provisions hereinafter set forth in this Section 8, the Fund hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Fund and to appoint from time to time and to utilize Subcustodians. For purposes hereof, Subcustodian is defined as a foreign bank. With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form in accordance with (a) governmental regulations, (b) rules of Securities Depositories and clearing agencies or Clearing Corporations, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

8.1                               Domestic Subcustodians and Securities Depositories.  The Custodian may deposit and/or maintain, either directly or through one or more agents appointed by the Custodian, Investments of the Fund in any Securities Depository in the United States, including The Depository Trust Company, provided such Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. The Custodian may, from time to time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund in the United States.

8.2                               Foreign Subcustodians and Securities Depositories.  Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an “eligible securities depository” under Rule 17f-7 promulgated under the 1940 Act, or any successor Rule or regulation (“Rule 17f-7”) or which by order of the Securities and Exchange Commission is exempted therefrom.  Prior to the time that securities are placed with such depository and subject to the provisions of subsection 8.5 below, the Custodian shall have prepared an analysis of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with subsection 8.5 of this Section.  Additionally, the Custodian may, from time to time, appoint (a) pursuant to the provisions of the 17f-5 Delegation Schedule, any bank, trust company or other entity meeting the requirements of an eligible foreign custodian under Rule 17f-5 under the 1940 Act or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States; such Subcustodians shall be reflected in the Global Custody Network Listing, which may be amended from time to time.  Such appointment of foreign Subcustodians shall be subject to approval of the Fund in accordance with this Section 8, and the use of non-U.S. Securities Depositories shall be subject to the terms of this Section 8.  An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement.  The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

8.3                               Delegation of Board Review of Subcustodians.  The Custodian agrees to perform certain reviews of Subcustodians and of Subcustodian Contracts as the delegate of the Fund’s Board, in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

8.4                               Board Approval of Foreign Subcustodians.  Unless and except to the extent that the Board has delegated to the Custodian the appointment of Subcustodians, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United States, obtain written confirmation signed be an Authorized Person of the approval of the Board of Trustees of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which shall govern such appointment.  Each such duly approved Subcustodian shall be listed on the Global Custody Network listing attached hereto as the same may from time to time be amended.

The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

8.5                               Monitoring and Risk Assessment of Securities Depositories.  Prior to the placement of any assets of the Fund with a Securities Depository, the Custodian:  (a) shall provide to the Fund or its Investment Adviser an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk.  In performing its duties under this subsection, the Custodian shall use reasonable care, prudence and diligence and may rely on such reasonable sources of information as may be available including but not limited to:  (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority.  It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care.  The risk assessment shall be provided to the Fund or its Investment Advisor by such means as the Custodian shall reasonably establish.  Advices of material change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information.

8.6                               Responsibility for Subcustodians.  The Custodian shall be liable to the Fund for any loss, expense or damage caused by or resulting from the acts or omissions of any Subcustodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct in accordance with the laws, circumstances and practices prevailing in the place where the act or omission occurred.

8.7                               New Countries.  The Fund shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event the Custodian is unable to establish such arrangements prior to the time the investment is to be acquired, the Custodian is authorized to designate, upon notice to the Fund, a local safekeeping agent.  The use of the local safekeeping agent shall be at the sole risk of the Fund.  The Custodian shall be responsible to the Fund for the actions of such agent to the extent the Custodian shall have recovered from such agent for any damages caused the Fund by such agent provided the Custodian shall take all reasonable steps to enforce its rights against such agent and the Custodian shall be liable for any losses or damages or expenses caused by or resulting from the Custodian’s willful malfeasance, bad faith or negligence. Notwithstanding the above, the Custodian shall be liable to the extent (a) that the Custodian’s negligence, bad faith or willful misconduct is the cause of the local safekeeping agent failing to make the repayment or (b) a transaction or other matters between the Custodian and the local safekeeping agent unrelated to the Fund was the cause of the loss or damage. Under (a) or (b) the Custodian shall be liable.

9.                                      Responsibility of the Custodian.  In performing its duties and obligations hereunder, the Custodian shall exercise reasonable care, prudence and diligence.  Subject to the specific provisions of this Section, the Custodian shall be liable for any direct loss, damage or expense incurred by the Fund resulting from the Custodian’s negligence, bad faith or willful misconduct.  In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages.  The Custodian shall indemnify the Fund against direct money damages arising out of the Custodian’s own negligence, bad faith or willful malfeasance.  It is agreed that the Custodian shall have no duty to assess the risks inherent in the Fund’s Investments or to provide investment advice with respect to such Investments and that the Fund as principal shall bear any risks attendant to particular Investments. The Custodian shall provide the Fund with its Market Practice Reports in respect of any foreign market where the Fund shall place and maintain Investments.  In addition, the Custodian shall provide the Fund with access to its Global Updates which address topical “market” events.

9.1                               Limitations of Performance.  The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform for or in consequence of the following causes:

9.1.1                     Force Majeure.  “Force Majeure” shall mean any circumstance or event which is beyond the reasonable control of the Custodian, a Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its Subcustody Agreement or by any other Agent of the Custodian or the Subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) any third-party computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) third-party interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country or Sovereign Risk (as hereinafter provided), (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian, provided always that this shall not affect the Custodian’s duty to indemnify the Fund for other losses, claims and liabilities for which the Custodian is bound to indemnify the Fund pursuant to Section 9.  The Custodian and the Subcustodian shall take reasonable steps to mitigate additional damages.  The Custodian shall notify the Fund when it becomes aware of a situation outlined above.  The Fund shall not be responsible for temporary delays in the performance of its duties and obligations and correspondingly shall not be liable for any loss, cost, damage or expense attributable to such delay in consequence of a Force Majeure event as described above affecting the Fund’s principal place of business operations or administration; provided always that this shall not affect the Fund’s duty to indemnify the Custodian for losses, claims and liabilities for which the Fund is bound to indemnify the Custodian pursuant to Section 10.

9.1.2                     Country Risk.  “Country Risk” shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising from, systemic and markets factors affecting the acquisition, payment for, or ownership of, Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions solvency and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets. The Market Practice Reports discussed in Section 9 may describe some of the Country Risks outlined above.  In addition, the Custodian shall provide the Fund with access to its Global Updates which may describe some timely Country Risks outlined above.

9.1.3                     Sovereign Risk.  “Sovereign Risk” shall mean, in respect of any jurisdiction, including the United States of America, where Investments are acquired or held hereunder or under a Subcustody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investments by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced. The Market Practice Reports discussed in Section 9 may describe some of the Sovereign Risks outlined above.  In addition, the Custodian shall provide the Fund with access to its Global Updates which may describe some timely Sovereign Risks outlined above.

9.2                               Limitations on Liability.  The Custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:

9.2.1                     Failure of Third Parties.  The failure of any third party including:  (a) any issuer of Investments or book-entry agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Advisor, or other agent of the Fund; provided however the Custodian shall be liable for any loss damage or expense caused by or resulting from such Custodian’s willful malfeasance, bad faith or negligence or (d) failure of other third parties similarly beyond the control or choice of the Custodian unless (a) any such third party is a subsidiary or parent of the Custodian or (b) the Custodian’s negligence, bad faith or willful misconduct was the cause of the failure of the third party or (c) a transaction or other matter between the Custodian and the third party unrelated to the Fund was the cause of the failure of the third party. Under (a), (b) or (c), the Custodian shall be liable for the failure of such third party.

9.2.2                     Information Sources.  The Custodian may reasonably rely upon information received from issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable third-party information provider.

9.2.3                     Reliance on Instruction.  Action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Fund’s declaration of trust, certificate of incorporation or by-laws or other constitutive document, Applicable Law, or actions by the trustees, directors or shareholders of the Fund. If the Custodian has actual knowledge of a conflict with the forgoing, it shall promptly inform an officer of the Fund.

9.2.4                     Restricted Securities.  The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Fund.

10.                               Indemnification.  Subject to the limitations set forth in this Agreement, the Fund hereby indemnifies and agrees to hold harmless the Custodian and each Subcustodian, and their respective agents, nominees, partners, employees, officers and directors, from and against all claims and liabilities, including reasonable counsel fees and taxes, incurred or assessed against any of them in connection with the performance, in good faith, of this Agreement and any Instruction not resulting from the willful malfeasance, bad faith or negligence of the Custodian, Sub Custodian and their respective Agents, nominees, partners, employees, officers and directors.

The Fund shall not be liable for indemnification unless the Custodian or Subcustodian, or their respective agents or nominees shall have promptly given written notice to the Fund.  The Custodian or Subcustodian shall not consent to the entry of any judgment or enter into any settlement without providing the Fund with adequate notice and without the Fund’s written consent, and shall provide the Fund with written evidence of any cost or expense for which it is seeking indemnification.

The Custodian hereby indemnifies the Fund and agrees to hold the Fund harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against the Fund to the extent that such claim or liability arises from the negligence, bad faith or willful misconduct on the part of the Custodian itself.

11.                               Books and Records.  The Custodian shall:

11.1                        create and maintain complete and accurate books and records relating to the performance of its obligations under this Agreement as required by the rules and regulations applicable to registered investment companies and as reasonably requested by the Fund;

11.2                        make available to the Fund, its auditors, agents and employees, upon reasonable request and during normal business hours of the Custodian, all books and records maintained by the Custodian pursuant to Section 11.1 above, subject, however, to all reasonable security requirements of the Custodian then applicable to the books and records of its custody customers generally; and

11.3                        provide any assistance reasonably requested by the Fund in the preparation of reports and shall provide to the Fund all Electronic Reports; the Custodian shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein unless such errors or inaccuracies resulted from the Custodian’s willful malfeasance, bad faith or negligence. All such reports and records shall, to the extent applicable, be maintained and preserved in conformity with the 1940 Act and the rules and regulations thereunder.

11.4                        The Fund shall examine all records, however produced or transmitted, promptly upon receipt and shall notify the Custodian promptly of any discrepancy or error therein.  Unless the Fund delivers written notice of any such discrepancy or error within a reasonable time after its receipt of the records, the records shall be deemed to be true and accurate.

11.5                        The Custodian obtains and will in the future obtain information on the value of assets from outside sources which may be utilized in certain reports made available to the Fund. The

Custodian deems such sources to be reliable but the Fund acknowledges and agrees that the Custodian does not verify such information nor make any representations or warrantees as to its accuracy or completeness of such information and accordingly shall be without liability in selecting and using such sources and furnishing such information as long as the Custodian has shown due diligence in attempting to receive complete and accurate information.

11.6                        All books and records created and maintained by the Custodian pursuant to this Agreement shall be the property of the Fund.

12.                               Miscellaneous.

12.1                        Proxies, Powers of Attorney, etc.  The Fund will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be reasonable and necessary or desirable in order for the Custodian to provide, or to cause any Subcustodian to provide, custody services.

12.2                        Entire Agreement; Amendment.  This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the Fund and the Custodian with respect to the custody of the Fund’s Investments. No provision of this Agreement may be waived, amended or modified, and no addendum to this Agreement shall be or become effective, or be waived, amended or modified, except by an instrument in writing executed by the party against which enforcement of such waiver or modification is sought; provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith. In the event of a conflict between the terms of this Agreement and the terms of a service level agreement or other operating agreement in place between the parties from time to time, the terms of this Agreement shall control.

12.3                        Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Custodian and the Fund and their successors and assignees, provided that neither the Custodian nor the Fund may assign this Agreement without the prior written consent of the other party.  Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Company or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

12.4                        A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of the Trustees as individuals, and the obligations of this Agreement are not binding upon the Trustees, officers, or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund. The Custodian agrees that no shareholder, Trustee or officer of the Fund may be held personally liable or responsible for any obligation of the Fund arising out of this Agreement.

12.4                        GOVERNING LAW, JURISDICTION AND VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY. THE FUND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  FURTHERMORE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5                        Notices.  Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed.  All such notices shall be addressed, as follows:

If to the Fund:

PowerShares India Exchange-Traded Fund Trust
301 West Roosevelt Road
Wheaton, IL 60187
Attn: H. Bruce Bond
Telephone:	630.933.9600
Facsimile	630.933.9699

If to PowerShares Mauritius:

If to the Custodian:
Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
Attn: Senior Legal Officer, Investor Services
Telephone:	(617) 772-XXXX
Facsimile:	(617) 772-XXXX,

or such other address as the Fund or the Custodian may have designated in writing to the other.

12.6                        Headings.  Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

12.7                        Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.  This Agreement shall become effective when one or more counterparts have been signed and delivered by the Fund and the Custodian.  A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Custodian may rely on the photocopy or telefax until the Custodian has received the original of the Agreement.

12.9                        Confidentiality.  The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Subcustodian, any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

12.10                 Tape-recording.  The Fund and the Custodian hereby agree that each may tape record any and all telephonic conversations between them.  This authorization will remain in effect until and unless revoked by either party in writing.  The parties further agree to solicit valid written or other consent from any of its respective employees with respect to telephone communications to the extent such consent is required by applicable law.

12.11                 Counsel.  In fulfilling its duties hereunder, the Custodian may consult with the Fund’s counsel. The Fund shall indemnify the Custodian against and save the Custodian from any loss, damage or expense, or reasonable attorneys fees arising from any action reasonably taken or omitted to be taken by the Custodian in good faith in accordance with the written advice of opinion of counsel for the Fund (except to the extent that such action was due to the Custodian’s negligence, bad faith or willful misconduct).

12.12                 Conflict.  Subject to the Custodian’s exercise of reasonable care, prudence and diligence, nothing contained in this Agreement shall prevent the Custodian and its associates from (i) acting as a custodian, a subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any other client whose interests may be adverse to the interest of the Fund; or (ii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Fund notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Fund by the Custodian.  The Fund hereby voluntarily consents to, and waives any potential conflict of interest between the Custodian and/or its associates and the Fund, and agrees that:

(a)                                 the Custodian’s and/or its associates’ engagement in any such transaction shall not disqualify the Custodian from continuing to perform as the custodian of the Fund under this Agreement;

(b)                                 the Custodian and/or its associates shall not be under any duty to disclose any information in connection with any such transaction to the Fund;

(c)                                  the Custodian and/or its associates shall not be liable to account to the Fund for any profits or benefits made or derived by or in connection with any such transaction; and

(d)                                 the Fund shall use all reasonable efforts to disclose this provision, among other provisions in this Agreement, to its shareholders.

13.                               Definitions.  The following defined terms will have the respective meanings set forth below.

13.1                        “Advance(s)” shall mean any extension of credit by or through the Custodian or by or through any Subcustodian and shall include, without limitation, amounts due to the Custodian as the principal counterparty to any foreign exchange transaction with the Fund as described in Section 7.4.2 hereof, or paid to third parties for the account of the Fund or in discharge of any expense, tax or other item payable by the Fund.

13.2                        “Advance Costs” shall mean any Advance, interest on the Advance and any related expenses, including without limitation any mark to market loss of the Custodian or Subcustodian on any Investment to which Section 7.6.1 applies.

13.3                        “Agency Account(s)” shall mean any deposit account opened on the books of a Subcustodian or other banking institution in accordance with Section 7.1 hereof.

13.4                        “Agent(s)” shall have the meaning set forth in the last paragraph of Section 6 hereof.

13.5                        “Applicable Law” shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction; compliance with which is required or customarily observed in such jurisdiction.

13.6                        “Authorized Person(s)” shall mean any person or entity authorized to give Instructions on behalf of the Fund in accordance with Section 4.1 hereof. Authorized Persons shall be designated in a certificate the form of which is provided in Appendix A.

13.7                        “Book-Entry Agent(s)” shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

13.8                        “Clearing Corporation” shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market(s).

13.9                        “Delegation Schedule” shall mean any separate schedule entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning the appointment and administration of Subcustodians delegated to the Custodian pursuant to Rule 17f-5 under the 1940 Act.

13.10                 “Electronic and Online Services Schedule” shall mean any separate agreement entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning certain electronic and online services as described therein and as may be made available from time to time by the Custodian to the Fund.

13.11                 “Electronic Reports” shall mean any reports prepared by the Custodian and remitted to the Fund or its authorized representative via the internet or electronic mail.

13.12                 “Foreign Custody Manager” shall mean the Fund’s foreign custody manager appointed pursuant to Rule 17f-5 under the 1940 Act.

13.13                 “Foreign Financial Regulatory Authority” shall have the meaning given by Section 2(a)(50) of the 1940 Act.

13.14                 “Funds Transfer Services Schedule” shall mean any separate schedule entered into between the Custodian and the Fund or its authorized representative with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Fund.

13.15                 “Global Custody Network Listing” shall mean the Countries and Subcustodians approved for Investments in non-U.S. Markets, included as Appendix B.

13.16                 “Instruction(s)” shall have the meaning assigned in Section 4 hereof.

13.17                 “Investment Advisor” shall mean PowerShares Capital Management LLC.

13.18                 “Investment(s)” shall mean any investment asset of the Fund, including without limitation common stock and other equity securities, bonds, notes, mortgages or other obligations and debentures and other debt securities as well as receivables, derivatives, contractual rights or entitlements and other intangible assets.

13.19                 “Margin Account” shall have the meaning set forth in Section 6.4 hereof.

13.20                 “Principal Account(s)” shall mean deposit accounts of the Fund carried on the books of BBH&Co. as principal in accordance with Section 7 hereof.

13.21                 “Safekeeping Account” shall mean an account established on the books of the Custodian or any Subcustodian for purposes of segregating the interests of the Fund (or clients of the Custodian or Subcustodian) from the assets of the Custodian or any Subcustodian.

13.22                 “Securities Depository” shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that, if a foreign Securities Depository, meets the definitional requirements of Rule 17f-7 under the 1940 Act.

13.23                 “Subcustodian(s)” shall mean each foreign bank appointed by the Custodian pursuant to Section 8 hereof, but shall not include Securities Depositories.

13.24                 “Tri-Party Agreement” shall have the meaning set forth in Section 6.4 hereof.

13.25                 “1940 Act” shall mean the Investment Company Act of 1940.

14.                               Compensation.  The Fund agrees to pay to the Custodian (a) a fee in an amount set forth in the fee letter between the Fund and the Custodian in effect on the date hereof or as amended from time to time, and (b) all out-of-pocket expenses incurred by the Custodian, including the fees and expenses of all Subcustodians and other amounts paid by the Custodian to a third party for account or benefit of the Fund, and payable from time to time.  Amounts payable by the Fund under and pursuant to this Section 14 shall be payable by wire transfer to the Custodian at BBH&Co. in New York, New York.

15.                               Termination.    This Agreement may be terminated by either party in accordance with the provisions of this Section.  The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

15.1                        Term, Notice and Effect.  This Agreement shall have an initial term of three (3) years from the date hereof.  Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than sixty (60) days’ following the date that notice to such effect shall be delivered to the other party at its address set forth in Section 12.5 hereof.  Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within 60 days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days’ written notice to the other party in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.  Notwithstanding the foregoing, the Fund may terminate this Agreement without cause and for any reason upon sixty (60) days’ prior written notice to the Custodian.

15.2                        Notice and Succession.  In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of records and materials and the conversion thereof shall be paid by the party for which services shall cease to be performed hereunder.  Furthermore, to the extent that it appears impracticable given the circumstances to effect an orderly delivery of the necessary and appropriate records of BBH&Co. to a successor within the time specified in the notice of termination as aforesaid, BBH&Co. and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

15.3                        Successor Custodian.  In the event of the appointment of a successor custodian, it is agreed that the Investments of the Fund held by the Custodian or any Subcustodian shall be delivered to the successor custodian in accordance with reasonable Instructions.  The Custodian agrees to cooperate with the Fund in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new custodian.  If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Fund’s Investments in accordance with Instructions.

15.4                        Delayed Succession.  If no Instruction has been given as of the effective date of termination, Custodian may at any time on or after such termination date and upon ten (10) consecutive calendar days written notice to the Fund either (a) deliver the Investments of the Fund held hereunder to the Fund at the address designated for receipt of notices hereunder; or (b) deliver any investments held hereunder to a bank or trust company having a capitalization of $2,000,000 USD equivalent and operating under the Applicable Law of the jurisdiction where such Investments are located, such delivery to be at the risk of the Fund.  In the event that Investments or moneys of the Fund remain in the custody of the Custodian or its Subcustodians after the date of termination owing to the failure of the Fund to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Custodian, the Custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Custodian or its Subcustodians retain possession of such items and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section is accomplished.

16.                               Compliance Policies and Procedures.  To assist the Fund in complying with Rule 38a-1 under the 1940 Act, BBH&Co. represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. BBH&Co will upon request provide the Fund with information about our compliance program as mutually agreed.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document

BROWN BROTHERS HARRIMAN & CO.		POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST and POWERSHARES MAURITIUS

By:	/s/ Timothy J. Connelly	By:	/s/ H. Bruce Bond
	Name: Timothy J. Connelly		Name: H. Bruce Bond
	Title: Partner		Title: Director / Trustee
	Date: February 25, 2008		Date: February 22, 2008

BBH&Co. is a limited partnership organized under the laws of the United States of America (“US”) and is subject to the US Treasury Regulations set forth under 31 CFR 500, et seq. BBH&Co. may not establish any relationship with any Prohibited Person or Entity as such term is defined under the regulations.  No customer of BBH&Co. may be owned or controlled by an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224, issued on September 24, 2001 (“EO13224”) <www.treasury. gov/offices/enforcement/ ofac/programs/terror/ terror.pdf>; (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website; (iii) who commits, threatens to commit or supports “terrorism”, as such term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

FUNDS TRANSFER SERVICES SCHEDULE TO CUSTODIAN AGREEMENT

1.             Execution of Payment Orders.  Brown Brothers Harriman & Co. (the “Custodian”) is hereby instructed by PowerShares India Exchange-Traded Fund Trust (the “Fund”) to execute each payment order, whether denominated in United States dollars or other applicable currencies, received by the Custodian in the Fund’s name as sender and authorized and confirmed by an Authorized Person as defined in a Custodian Agreement dated as of                             , 2008 by and between the Custodian and the Fund, as amended or restated from time thereafter (the “Agreement”), provided that the Fund has sufficient available funds on deposit in a Principal Account as defined in the Agreement and provided that the order (i) is received by the Custodian in the manner specified in this Funds Transfer Services Schedule or any amendment hereafter; (ii) complies with any written instructions and restrictions of the Fund as set forth in this Funds Transfer Services Schedule or any amendment hereafter; (iii) is authorized by the Fund or is verified by the Custodian in compliance with a security procedure set forth in Paragraph 2 below for verifying the authenticity of a funds transfer communication sent to the Custodian in the name of the Fund or for the detection of errors set forth in any such communication; and (iv) contains sufficient data to enable the Custodian to process such transfer.

2.             Security Procedure.  The Fund hereby elects to use the procedure selected below as its security procedure (the “Security Procedure”). The Security Procedure will be used by the Custodian to verify the authenticity of a payment order or a communication amending or canceling a payment order. The Custodian will act on instructions received provided the instruction is authenticated by the Security Procedure. The Fund agrees and acknowledges in connection with (i) the size, type and frequency of payment orders normally issued or expected to be issued by the Fund to the Custodian, (ii) all of the security procedures offered to the Fund by the Custodian, and (iii) the usual security procedures used by customers and receiving banks similarly situated, that authentication through the Security Procedure shall be deemed commercially reasonable for the authentication of all payment orders submitted to the Custodian.  The Fund hereby elects (please choose one) the following Security Procedure as described below:

☐                                    BIDS and BIDS Worldview Payment Products.  BIDS and BIDS Worldview Payment Products, are on-line payment order authorization facilities with built-in authentication procedures. The Custodian and the Fund shall each be responsible for maintaining the confidentiality of passwords or other codes to be used by them in connection with BIDS. The Custodian will act on instructions received through BIDS without duty of further confirmation unless the Fund notifies the Custodian that its password is not secure.

☐                                    SWIFT. The Custodian and the Fund shall comply with SWIFT’s authentication procedures. The Custodian will act on instructions received via SWIFT provided the instruction is authenticated by the SWIFT system.

☐                                    Tested Telex.  The Custodian will accept payment orders sent by tested telex, provided the test key matches the algorithmic key the Custodian and Fund have agreed to use.

☐                                    Computer Transmission.  The Custodian is able to accept transmissions sent from the Fund’s computer facilities to the Custodian’s computer facilities provided such transmissions are encrypted and digitally certified or are otherwise authenticated in a reasonable manner based on available technology.  Such procedures shall be established in an operating protocol between the Custodian and the Fund.

☐                                    Telefax Instructions. A payment order transmitted to the Custodian by telefax transmission shall transmitted by the Fund to a telephone number specified from time to time by the Custodian for such purposes.  If it detects no discrepancies, the Custodian will follow one of the procedures below.

1.                                      If the telefax requests a repetitive payment order, the Custodian may call the Fund at its last known telephone number, request to speak to the Fund or Authorized Person, and confirm the authorization and the details of the payment order (a Callback); or

2.                                      If the telefax requests a non-repetitive order, the Custodian will perform a Callback.

All faxes must be accompanied by a fax cover sheet which indicates the sender’s name, company name, telephone number, fax number, number of pages, and number of transactions or instructions attached.

☐                                    Telephonic. A telephonic payment order shall be called into the Custodian at the telephone number designated from time to time by the Custodian for that purpose. The caller shall identify herself/himself as an Authorized Person.  The Custodian shall obtain the payment order data from the caller.  The Custodian shall then:

1.                                      If a telephonic repetitive payment order, the Custodian may perform a Callback; or

2.                                      If a telephonic non-repetitive payment order, the Custodian will perform a Callback.

In the event the Fund chooses a procedure which is not a Security Procedure as described above, the Fund agrees to be bound by any payment order (whether or not authorized) issued in its name and accepted by the Custodian in compliance with the procedure selected by the Fund.

3.                                      Rejection of Payment Orders.  The Custodian shall give the Fund timely notice of the Custodian’s rejection of a payment order. Such notice may be given in writing or orally by telephone, each of which is hereby deemed commercially reasonable.  In the event the Custodian fails to execute a properly executable payment order and fails to give the Fund notice of the Custodian’s non-execution, the Custodian shall be liable only for the Fund’s actual damages and only to the extent that such damages are recoverable under UCC 4A (as defined in Paragraph 7 below).  Notwithstanding anything in this Funds Transfer Services Schedule and the Agreement to the contrary, the Custodian shall in no event be liable for any consequential or special damages under this Funds Transfer Services Schedule, whether or not such damages relate to services covered by UCC 4A, even if the Custodian has been advised of the possibility of such damages. Whenever compensation in the form of interest is payable by the Custodian to the Fund pursuant to this Funds Transfer Services Schedule, such compensation will be payable as specified in UCC 4A.

4.                                      Cancellation of Payment Orders.  The Fund may cancel a payment order but the Custodian shall have no liability for the Custodian’s failure to act on a cancellation instruction unless the Custodian has received such cancellation instruction at a time and in a manner affording the Custodian reasonable opportunity to act prior to the Custodian’s execution of the order.  Any cancellation shall be sent and confirmed in the manner set forth in Paragraph 2 above.

5.                                      Responsibility for the Detection of Errors and Unauthorized Payment Orders.  Except as may be provided, the Custodian is not responsible for detecting any Fund error contained in any payment order sent by the Fund to the Custodian. In the event that the Fund’s payment order to the Custodian either (I) identifies the beneficiary by both a name and an identifying or bank account number and the name and number identify different persons or entities, or (ii) identifies any bank by both a name and an identifying number and the number identifies a person or entity different from the bank identified by name, execution of the payment order, payment to the beneficiary, cancellation of the payment order or actions taken by any bank in respect of such payment order may be made solely on the basis of the number. The Custodian shall not be liable for interest on the amount of any payment order that was not authorized or was erroneously executed unless the Fund so notifies the Custodian within thirty (30) business days following the Fund’s receipt of notice that such payment order had been processed.  If a payment order in the name of the Fund and accepted by the Custodian was not authorized by the Fund, the liability of the parties will be governed by the applicable provisions of UCC 4A.

6.                                      Laws and Regulations.  The rights and obligations of the Custodian and the Fund with respect to any payment order executed pursuant to this Funds Transfer Services Schedule will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control.  Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Fund.

7.                                      Miscellaneous.  All accounts opened by the Fund or its authorized agents at the Custodian subsequent to the date hereof shall be governed by this Funds Transfer Schedule.  All terms used in this Funds Transfer Services Schedule shall have the meaning set forth in Article 4A of the Uniform Commercial Code as currently in effect in the State of New York (UCC 4A) unless otherwise set forth herein. The terms and conditions of this Funds Transfer Services Schedule are in addition to, and do not modify or otherwise affect, the terms and conditions of the Agreement and any other agreement or arrangement between the parties hereto.

8.                                      Indemnification.  The Custodian does not recommend the sending of instructions by telefax or telephonic means as provided in Paragraph 2.  If such method is used, if the Custodian determines that a telefax Instruction is illegible, the Custodian shall promptly contact an Authorized Person and request a legible telefax Instruction.  Provided the Custodian has exercised the standard of care required herein with respect to receipt of Proper Instructions including but not limited to any applicable security or authorization procedures, the Custodian  BY ELECTING TO SEND INSTRUCTIONS BY TELEFAX OR TELEPHONIC MEANS, THE FUND AGREES TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM UNLESS SUCH LOSSES RESULT FROM THE WILLFUL MALFEASANCE, BAD FAITH OR NEGLIGENCE OF THE CUSTODIAN OR ITS PARTNERS, OFFICERS OR EMPLOYEES.

OPTIONAL:  The Custodian will perform a Callback if instructions are sent by telefax or telephonic means as provided in Paragraph 2 above. THE FUND MAY, AT ITS OWN RISK AND BY HEREBY AGREEING TO INDEMNIFY THE CUSTODIAN AND ITS PARTNERS, OFFICERS AND EMPLOYEES FOR ALL LOSSES THEREFROM, ELECT TO WAIVE A CALLBACK BY THE CUSTODIAN BY INITIALING HERE:

The undersigned acknowledges that (I/we) have received a copy of this document

Accepted and agreed:

BROWN BROTHERS HARRIMAN & CO.		POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST and POWERSHARES MAURITIUS

By:	/s/ Timothy J. Connelly	By:	/s/ H. Bruce Bond
	Name: Timothy J. Connelly		Name: H. Bruce Bond
	Title: Partner		Title: Trustee
	Date: February 25, 2008		Date: February 22, 2008

ELECTRONIC AND ON-LINE SERVICES
SCHEDULE

This Electronic and On-Line Services Schedule (this “Schedule”) to a Custodian Agreement dated as of                                           (as amended from time to time hereafter, the Agreement) by and between Brown Brothers Harriman & Co. (we, us our) and PowerShares India Exchange-Traded Fund Trust (you, your), provides general provisions governing your use of and access to the Services (as hereinafter defined) provided to you by us via the Internet (at www.bbhco.com or such other URL as we may instruct you to use to access our products) and via a direct dial-up connection between your computer and our computers, as of                                 ,           , 2008 (the “Effective Date”). Use of the Services constitutes acceptance of the terms and conditions of this Schedule, any Appendices hereto, the Terms and Conditions posted on our web site, and any terms and conditions specifically governing a particular Service or our other products, which may be set forth in the Agreement or in a separate related agreement (collectively, the “Related Agreements”).

1.                                      General Terms.

You will be granted access to our suite of online products, which may include, but shall not be limited to the following services via the Internet or dial-up connection (each separate service is a Service; collectively referred to as the Services):

1.1.                            BIDS® and BIDS WorldView, a system for effectuating securities and fund trade instruction and execution, processing and handling instructions, and for the input and retrieval of other information;

1.2.                            F/X WorldView, a system for executing foreign exchange trades;

1.3.                            Fund WorldView, a system for receiving fund and prospectus information;

1.4.                            BBHCOnnect, a system for placing securities trade instructions and following the status and detail of trades;

1.5.                            ActionViewSM, a system for receiving certain corporate action information;

1.6.                            Risk View, an interactive portfolio risk analysis tool; and

1.7.                            Such other services as we shall from time to time offer.

2.                                      Security / Passwords.

2.1.                            A digital certificate and/or an encryption key may be required to access certain Services.  You may apply for a digital certificate and/or an encryption key by following the procedures set forth at http://www.bbh.com/certs/.  You also will need an identification code (ID) and password(s) (Password) to access the Services.

2.2.                            You agree to safeguard your digital certificate and/or encryption key, ID, and Password and not to give or make available, intentionally or otherwise, your digital certificate, ID, and/or Password to any unauthorized person.  You must immediately notify us in writing if you believe that your digital certificate and/or encryption key, Password, or ID has been compromised or if you suspect unauthorized access to your account by means of the Services or otherwise, or when a person to whom a digital certificate and/or an encryption key, Password, or ID has been assigned leaves or is no longer permitted to access the Services.

2.3.                            We will not be responsible for any breach of security, or for any unauthorized trading or theft by any third party, caused by your failure (be it intentional, unintentional, or negligent) to maintain the confidentiality of your ID and/or Password and/or the security of your digital certificate and/or encryption key.

3.                                      Instructions.

3.1.                            Proper instructions under this Schedule shall be provided as designated in the Related Agreements (Instructions).

3.2.                            The following additional provisions apply to Instructions provided via the Services:

a.                                      Instructions sent by electronic mail will not be accepted or acted upon.

b.                                      You authorize us to act upon Instructions received through the Services utilizing your digital certificate, ID, and/or Password as though they were duly authorized written instructions, without any duty of verification or inquiry on our part, and agree to hold us harmless for any losses you experience as a result.

c.                                       From time to time, the temporary unavailability of third party telecommunications or computer systems required by the Services may result in a delay in processing Instructions.  In such an event, we shall not be liable to you or any third party for any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind (including without limitation, reasonable attorneys’, accountants’, consultants’, or experts’ fees and disbursements) that you experience due to such a delay.

4.                                      Electronic Documents.

We may make periodic statements, disclosures, notices, and other documents available to you electronically, and, subject to any delivery and receipt verification procedures required by law, you agree to receive such documents electronically and to check the statements for accuracy.  If you believe any such statement contains incorrect information, you must follow the procedures set forth in the Related Agreement(s).

5.                                      Malicious Code.

You understand and agree that you will be responsible for the introduction (by you, your employees, agents, or representatives) into the Services, whether intentional or unintentional, of (i) any virus or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Services themselves; or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Services or the system containing the software code for the Services (Malicious Code).  You agree to take all necessary actions and precautions to prevent the introduction and proliferation of any Malicious Code into those systems that interact with the Services.

6.                                      Indemnification.

For avoidance of doubt, you hereby agree that the provisions in the Related Agreement(s) related to your indemnification of us and any limitations on our liability and responsibilities to you shall be applicable to this Agreement, and are hereby expressly incorporated herein. You agree that the Services are comprised of telecommunications and computer systems, and that it is possible that Instructions, information, transactions, or account reports might be added to, changed, or omitted by electronic or programming malfunction, unauthorized access, or other failure of the systems which comprise the Services, despite the security features that have been designed into the Services. You agree that we will not be liable for any action taken or not taken in complying with the terms of this Schedule, except for our willful misconduct, bad faith or negligence.  The provisions of this paragraph shall survive the termination of this Schedule and the Related Agreements.

7.                                      Payment.

You may be charged for services hereunder as set forth in a fee schedule agreed to by the Fund and Custodian and signed by the Fund and the Custodian.

8.                                      Term/Termination.

8.1.                            This Schedule is effective as of the date you sign it or first use the Services, whichever is first, and continues in effect until such time as either you or we terminate the Schedule in accordance with this Section 8 and/or until your off-line use of the Services is terminated.

8.2.                            We may terminate your access to the Services at any time, for any reason, with five (5) business days prior notice; provided that we may terminate your access to the Services with no prior notice (i) if your account with us is closed, (ii) if you fail to comply with any of the terms of this Agreement and fail to rectify such breach within a reasonable time, (iii) if we believe that your continued access to the Services poses a security risk, or (iv) if we believe that you are violating or have violated applicable laws, and we will not be liable for any loss you may experience as a result of such termination.  You may terminate your access to the Services at any time by giving us ten (10) business days’ notice.  Upon termination, we will cancel all your Passwords and IDs and any in-process or pending Instructions will be carried out or cancelled, at our sole discretion.

9.                                      Miscellaneous.

9.1.                            Notices.  All notices, requests, and demands (other than routine operational communications, such as Instructions) shall be in such form and effect as provided in the Related Agreement(s).

9.2.                            Inconsistent Provisions.  Each Service may be governed by separate terms and conditions in addition to this Schedule and the Related Agreement(s).  Except where specifically provided to the contrary in this Schedule, in the event that such separate terms and conditions conflict with this Schedule and the Related Agreement(s), the provisions of this Schedule shall prevail to the extent this Schedule applies to the transaction in question.

9.3.                            Binding Effect; Assignment; Severability.  This Schedule shall be binding on the Fund.  We may assign or delegate our rights and duties under this Schedule with reasonable prior written notice to you.  Your rights under this Schedule may not be assigned without our prior written consent, which consent shall not be unreasonably withheld. In the event that any provision of this Schedule conflicts with the law under which this Schedule is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over you and us, such provision shall be deemed to be restated to effectuate as nearly as possible the purposes of the Schedule in accordance with applicable law.  The remaining provisions of this Schedule and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

9.4.                            Choice of Law; Jury Trial.  This Schedule shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. Each party agrees to waive its right to trial by jury in any action or proceeding based upon or related to this Agreement.  The parties agree that all actions and proceedings based upon or relating to this Schedule shall be litigated exclusively in the federal and state courts located within New York City, New York.

The undersigned acknowledges that (I/we) have received a copy of this document

POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST

By:	/s/ H. Bruce Bond

Title:	Trustee

Date:	February 22, 2008

POWERSHARES MAURITIUS

By:	/s/ H. Bruce Bond

Title:	Director

Date:	February 22, 2008

17f-5 DELEGATION SCHEDULE

By its execution of this Delegation Schedule dated as of February 22, 2008, PowerShares India Exchange-Traded Fund Trust, a management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of itself and its wholly-owned subsidiary in Mauritius, PowerShares Mauritius (collectively, the “Fund”), hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the “Delegate”) as its delegate to perform certain functions with respect to the custody of Fund’s Assets outside the United States.

1.                                      Maintenance of Fund’s Assets Abroad.  The Fund, acting on its own behalf or through its duly authorized representative, hereby instructs the Delegate pursuant to the terms of the Custodian Agreement dated as of the date hereof executed by and between the Fund and the Delegate (the “Custodian Agreement”) to place and maintain the Fund’s Assets in countries outside the United States in accordance with Instructions received from the Fund or the Fund’s Investment Advisor.  Such instruction shall constitute an Instruction under the terms of the Custodian Agreement. The Fund acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it accepts delegation as Foreign Custody Manager as indicated on the Delegate’s Global Custody Network Listing; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services; such countries shall be indicated in the BBH Global Custody Network Listing.

2.                                      Delegation.  Pursuant to the provisions of Rule 17f-5 under the 1940 Act as amended, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund’s Assets in each of the countries as to which it acts as the Board’s delegate. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund’s Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Fund confirms to the Delegate that the Fund or its Investment Adviser has considered the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Fund’s Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Custodian in the performance of its duties as required under Rule 17f-7 under the 1940 Act and the terms of the Custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Fund’s Assets held in custody pursuant to the terms of the Custodian Agreement.

3.                                      Selection of Eligible Foreign Custodian and Contract Administration.  The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Fund’s foreign custodial arrangements:

(a)                                 Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Fund’s Assets with an Eligible Foreign Custodian, provided that the Delegate shall have determined that the Fund’s Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

(i)                                     The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii)                                  Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund’s Assets;

(iii)                               The Eligible Foreign Custodian’s general reputation and standing; and

(iv)                              Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian’s appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledge and belief based only on information reasonably available to it.

(b)                                 Contract Administration.  The Delegate shall cause that the foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market.  Each such contract shall, except as set forth in the last paragraph of this subSection (b), include provisions that provide:

(i)                                     For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii)                                  That the Fund’s Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

(iii)                               That beneficial ownership of the Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv)                              That adequate records will be maintained identifying the Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

(v)                                 That the Fund’s independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi)                              That the Fund will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund’s account or a third party account containing the Fund’s Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Fund’s Assets as the specified provisions, in their entirety.

(c)                                  Limitation to Delegated Selection.  Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of this Delegation Schedule.

4.                                      Monitoring.  The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Fund’s Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of placement of the Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of the contract governing the Fund’s arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5.                                      Reporting.  At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Fund’s Board written reports specifying placement of the Fund’s Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report on any material changes to such foreign custody arrangements.  Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 of this Delegation Schedule only to the extent specifically agreed with respect to the particular situation. Upon request by the Fund, the Delegate will identify the name, address and principal place of business of any Eligible Foreign Custodian of the Fund’s investments and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Eligible Foreign Custodian.

6.                                      Withdrawal of Fund’s Assets.  If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, Delegate shall withdraw the Fund’s Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund’s Assets or would materially impair the liquidity, value or other investment characteristics of the Fund’s Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Instructions of the Fund or an Authorized Person with respect to such liquidation or other withdrawal.

7.                                      Direction as to Eligible Foreign Custodian.  Notwithstanding this Delegation Schedule, the Fund, acting through its Board, its Investment Advisor or its other Authorized Representative, may direct the Delegate to place and maintain the Fund’s Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Custodian will not provide delegation services.  In such event, the Delegate will notify the Fund that the Delegate will not provide delegation services in that country. In addition, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8.                                      Standard of Care.  In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund’s Assets would exercise.

9.                                      Representations.  The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

The Fund hereby represents and warrants that its Board of Trustees has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund.

10.                               Effectiveness; termination.  This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate’s signature.  This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Such termination shall be effective on the 30th calendar day following the date on which the non-terminating party shall receive the foregoing notice.  The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11.                               Notices.  Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12.                               Definitions.  Capitalized terms not otherwise defined in this Delegation Schedule have the following meanings:

a.                                      Country Risk - shall have the meaning set forth in Section 9.1.2 of the Custodian Agreement.

b.                                      Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) under the 1940 Act and shall also include a U.S. Bank.

c.                                       Fund’s Assets - shall mean any of the Fund’s investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund’s transactions in such investments.

d.                                      Instructions - shall have the meaning set forth in the Custodian Agreement.

e.                                       Securities Depository - shall have the meaning set forth in Rule 17f-7 under the 1940 Act.

f.                                        Sovereign Risk - shall have the meaning set forth in Section 9.1.3 of the Custodian Agreement.

g .                                    U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

13.                               Governing Law and Jurisdiction.  This Delegation Schedule shall be construed in accordance with the laws of the State of New York.  The parties hereby submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts located in the State of New York.

14.                               Fees.  Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

15.                               Integration.  This Delegation Schedule sets forth all of the Delegate’s duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties.  The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate’s obligations under the Custodian Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.		POWERSHARES INDIA EXCHANGE-TRADED FUND TRUST and POWERSHARES MAURITIUS

By:	/s/ Timothy J. Connelly	By:	/s/ H. Bruce Bond
	Name: Timothy J. Connelly		Name: H. Bruce Bond
	Title: Partner		Title: Director / Trustee
	Date: February 25, 2008		Date: February 22, 2008